DERIVED INFORMATION [03/08/07]

[$339,000,000]
Senior Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

100% Prospectus Prepayment Curve (PPC)

With respect to the fixed rate Mortgage Loans, 100% of the prepayment assumption (the “Fixed PPC”) describes prepayments starting at 4.60% CPR in month 1, increasing by approximately 1.6727% CPR per month to 23% CPR in month 12, and remaining at 23% CPR thereafter.

With respect to the adjustable rate Mortgage Loans, 100% of the prepayment assumption (the “ARM PPC”) describes prepayments starting at 8% CPR in month 1, increasing by 2% in each of the following 11 months.  In months 12 through 22, 100% PPC for the adjustable rate Mortgage Loans assumes 30% CPR.  In months 23 through 27, 100% PPC for the adjustable rate Mortgage Loans assumes 55% CPR.  In month 28 and thereafter, 100% PPC for the adjustable rate Mortgage Loans is assumed to remain constant at 35%.

Spot LIBOR:

One-Month: 5.31%

Six-Month: 5.21%

Period	Date	Principal	Interest	Balance

0	2-Apr-07	0	0	266,000,000
1	25-Apr-07	6,850,737	921,099	259,149,263
2	25-May-07	7,862,892	1,170,491	251,286,371
3	25-Jun-07	8,856,817	1,172,809	242,429,554
4	25-Jul-07	9,825,025	1,094,973	232,604,528
5	25-Aug-07	10,763,511	1,085,617	221,841,018
6	25-Sep-07	11,644,419	1,035,381	210,196,598
7	25-Oct-07	12,487,789	949,388	197,708,810
8	25-Nov-07	13,264,506	922,751	184,444,304
9	25-Dec-07	13,972,180	833,073	170,472,124
10	25-Jan-08	14,203,122	795,631	156,269,002
11	25-Feb-08	13,800,152	729,342	142,468,849
12	25-Mar-08	13,408,696	622,035	129,060,154
13	25-Apr-08	13,028,422	602,352	116,031,731
14	25-May-08	12,682,844	524,077	103,348,887
15	25-Jun-08	12,321,737	482,352	91,027,150
16	25-Jul-08	12,232,035	411,139	78,795,115
17	25-Aug-08	11,864,861	367,754	66,930,255
18	25-Sep-08	11,778,439	312,378	55,151,816
19	25-Oct-08	11,396,609	249,102	43,755,207
20	25-Nov-08	14,447,913	204,215	29,307,293
21	25-Dec-08	19,892,071	132,371	9,415,222
22	25-Jan-09	9,415,222	43,943	0

	Cash flows run assuming 100% PPC, spot LIBOR, to Call.

Period	Date	Principal	Interest	Balance

0	2-Apr-07	0	0	73,000,000
1	25-Apr-07	0	256,281	73,000,000
2	25-May-07	0	334,279	73,000,000
3	25-Jun-07	0	345,422	73,000,000
4	25-Jul-07	0	334,279	73,000,000
5	25-Aug-07	0	345,422	73,000,000
6	25-Sep-07	0	345,422	73,000,000
7	25-Oct-07	0	334,279	73,000,000
8	25-Nov-07	0	345,422	73,000,000
9	25-Dec-07	0	334,279	73,000,000
10	25-Jan-08	0	345,422	73,000,000
11	25-Feb-08	0	345,422	73,000,000
12	25-Mar-08	0	323,137	73,000,000
13	25-Apr-08	0	345,422	73,000,000
14	25-May-08	0	334,279	73,000,000
15	25-Jun-08	0	345,422	73,000,000
16	25-Jul-08	0	334,279	73,000,000
17	25-Aug-08	0	345,422	73,000,000
18	25-Sep-08	0	345,422	73,000,000
19	25-Oct-08	0	334,279	73,000,000
20	25-Nov-08	0	345,422	73,000,000
21	25-Dec-08	0	334,279	73,000,000
22	25-Jan-09	9,260,789	345,422	63,739,211
22	25-Feb-09	17,362,902	301,602	46,376,309
22	25-Mar-09	16,325,663	198,207	30,050,646
22	25-Apr-09	13,330,612	142,194	16,720,034
22	25-May-09	8,903,960	76,564	7,816,073
22	25-Jun-09	7,816,073	36,984	0

	Cash flows run assuming 100% PPC, spot LIBOR, to Call.